THE SPECTRANETICS CORPORATION
2016 INCENTIVE AWARD PLAN

RESTRICTED STOCK AWARD AGREEMENT

The Spectranetics Corporation (the “Company”), pursuant to its 2016 Incentive Award Plan (the “Plan”), hereby grants an award of Restricted Stock to you, the Participant named below. The terms and conditions of this Restricted Stock Award are set forth in this Restricted Stock Award Agreement (the “Agreement”), consisting of this cover page and the Terms and Conditions attached hereto as Appendix As, and in the Plan document, a copy of which has been provided to you. Any capitalized term that is not defined in this Agreement shall have the meaning set forth in the Plan as it currently exists or as it is amended in the future.

Name of Participant:
Number of Shares of Restricted Stock:	Grant Date:
Vesting Schedule:
Vesting Date:	Number of Restricted Shares that Vest:

By signing below or otherwise evidencing your acceptance of this Agreement in a manner approved by the Company, you agree to all of the terms and conditions contained in this Agreement and in the Plan document. You acknowledge that you have received and reviewed these documents and that they set forth the entire agreement between you and the Company regarding the grant to you of the number of Shares of Restricted Stock specified in the table above.

THE SPECTRANETICS CORPORATION:		PARTICIPANT:
By:		Signature:
Name:	Robert Fuchs	Print Name:
Title:	Senior Vice President, Global Human Resources	Address:

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APPENDIX A
TO RESTRICTED STOCK AWARD AGREEMENT
RESTRICTED STOCK AWARD TERMS AND CONDITIONS

1.    Grant of Restricted Stock. The Company hereby grants to you, as of the Grant Date specified on the cover page of this Agreement and subject to the terms and conditions in this Agreement and the Plan, an Award of the number of Shares of Restricted Stock specified on the cover page of this Agreement. Unless and until these Shares vest as provided in Section 4 below, they are subject to the restrictions provided for in Section 3 of this Agreement and are referred to as “Restricted Shares.”

2.    Issuance of Restricted Shares. Until the Restricted Shares vest as provided in Section 4, the Restricted Shares will be evidenced either by a book-entry in your name with the Company’s transfer agent or by one or more stock certificates issued in your name. Any such stock certificate(s) will be deposited with the Company or its designee and will bear the following legend:

“This Certificate and the shares of stock evidenced hereby are subject to the terms and conditions (including possible forfeiture and restrictions on transfer) contained in the Restricted Stock Award Agreement (the “Agreement”) between the registered owner of the shares evidenced hereby and the Company. Release from such terms and conditions shall be made only in accordance with the provisions of the Agreement, a copy of which is on file in the office of the Company’s Secretary.”

Any book-entry will be accompanied by a similar legend and shall be subject to such stop-transfer orders and other restrictions as the Company may deem advisable. Simultaneously with the execution and delivery of this Agreement, you shall deliver to the Company one or more stock powers endorsed in blank relating to the Restricted Shares.

3.    Transfer Restrictions, Possible Forfeiture and Rights as Shareholder. Until the Restricted Shares vest as provided in Section 4, you are not entitled to sell, transfer, assign, pledge or otherwise encumber or dispose of the Restricted Shares, and the Restricted Shares remain subject to possible forfeiture as provided in Section 5. Except as otherwise provided in this Agreement or the Plan, you are entitled at all times on and after the Grant Date specified on the cover page of this Agreement to all the rights of a shareholder with respect to the Restricted Shares, including the right to vote the Restricted Shares and the right to receive regular cash dividends thereon (subject to applicable tax withholding); provided that any dividends or distributions paid with respect to Restricted Shares will be subject to the same restrictions as the Shares to which such dividends or distributions relate, except for regular cash dividends on Restricted Shares that are subject only to service-based vesting conditions. Any Shares distributed as a stock dividend or in a stock split or otherwise with respect to the Restricted Shares before they vest shall be considered additional Restricted Shares subject to the same transfer restrictions and risk of forfeiture as the underlying Restricted Shares and shall be held as prescribed in Section 2.

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4.	Vesting of Restricted Shares.

(a)Scheduled Vesting. If you remain a Service Provider continuously from the Grant Date specified on the cover page of this Agreement, then the Restricted Shares will vest in the number(s) and on the date(s) specified in the Vesting Schedule on the cover page of this Agreement.

(b)Accelerated Vesting. Notwithstanding Section 4(a):

(1)Death or Disability. If your Service terminates prior to the final scheduled vesting date due to your death or Disability, all of the Restricted Shares shall vest as of such termination date.

(2)Change in Control. The provisions of Sections 12(b) and 12(c) of the Plan shall apply in the event of a Change in Control.

5.    Effect of Termination of Service. Except as otherwise provided in accordance with Section 4(b), if you cease to be a Service Provider, you will immediately forfeit all unvested Restricted Shares.

6.    Delivery of Unrestricted Shares. After any Restricted Shares vest pursuant to Section 4, the Company shall, as soon as practicable, cause to be delivered to you, or to your designated beneficiary or estate in the event of your death, the applicable number of unrestricted Shares. Delivery of the unrestricted Shares shall be effected by the removal of restrictions on the book-entry in the stock register maintained by the Company’s transfer agent with a corresponding notice provided to you, by the electronic delivery of the Shares to a brokerage account you designate, or by delivery to you of a stock certificate without restrictive legend, and shall be subject to the tax withholding provisions of Section 7 and compliance with all applicable legal requirements as provided in Section 17(c) of the Plan.

7.    Tax Consequences and Withholding. You acknowledge that unless you make a proper and timely Section 83(b) election as described below, then at the time the Restricted Shares vest, you will be obligated to recognize ordinary income in an amount equal to the Fair Market Value as of the date of vesting of the Restricted Shares then vesting. No unrestricted Shares will be delivered to you unless you have made arrangements acceptable to the Company for payment of any federal, state, local or foreign withholding taxes that may be due as a result of the vesting of the Restricted Shares. You hereby authorize the Company (or any Affiliate) to withhold from payroll or other amounts payable to you any sums required to satisfy such withholding tax obligations, and otherwise agree to satisfy such obligations in accordance with the provisions of Section 14 of the Plan. If you wish to satisfy some or all of such withholding tax obligations by delivering Shares you already own or by having the Company retain a number of unrestricted Shares otherwise deliverable to you, you must make such a request which shall be subject to approval by the Company.

You understand that, with respect to the grant of this Restricted Stock Award, you may file an election with the Internal Revenue Service, within 30 days of the Grant Date, electing pursuant to Section 83(b) of the Internal Revenue Code to be taxed on the Fair Market Value of the Restricted Shares as of the Grant Date. You acknowledge that it is your sole responsibility to timely file an election under Section 83(b) of the Code. If you make such an election, you must promptly provide the Company with a copy, and make arrangements acceptable to the Company for the payment of withholding taxes as described above.

8.    Governing Plan Document. This Agreement and the Award are subject to all the provisions of the Plan, and to all interpretations, rules and regulations which may, from time to time, be adopted and promulgated by the Board or the Committee pursuant to the Plan. If there is any conflict between the provisions of this Agreement and the Plan, the provisions of the Plan will govern.

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9.    Choice of Law. This Agreement will be interpreted and enforced under the laws of the state of Delaware (without regard to its conflicts or choice of law principles).

10.    Binding Effect. This Agreement will be binding in all respects on your heirs, representatives, successors and assigns, and on the successors and assigns of the Company.

11.    Other Agreements. You agree that in connection with this award of Restricted Shares or the delivery of unrestricted Shares, you will execute such documents as may be necessary to become a party to any stockholder, voting or similar agreements as the Company may require.

By signing the cover page of this Agreement or otherwise accepting this Agreement in a manner approved by the Company, you agree to all the terms and conditions described above and in the Plan document.

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